Exhibit 10.3

July 1, 2022

Re: Amendment to Employment Agreement, dated as of March 31, 2022 (the “Employment Agreement”), between FTC Solar, Inc. (the “Company”) and Phelps Morris (“you”)

Dear Phelps:

As discussed between you and the Company, and as approved by the Compensation Committee of the Board of Directors of the Company on June 7, 2022, you are agreeing to forego your cash salary (other than the Retained Cash Salary, as defined below) for the period from July 1, 2022 until December 31, 2022. In exchange, you will receive 44,027 Restricted Stock Units (“RSUs”) that will entitle you to receive the Company’s Common Stock (the “Common Stock”) in accordance with the Company’s equity plan and based on the delivery terms described herein and therein. Your RSUs shall become vested over a six-month period as follows: 1/6 of such award will vest on the last day of each of July, August, September, October, November and December of 2022, so long as you are providing services to the Company at all times from the grant date through each applicable vesting date. Following a reasonable amount of time after the vesting of the RSUs (but no later than March 15 of the year following such date), the Company shall issue to you a number of shares of Company stock equal to the then-vested RSUs.

The foregoing shall not apply to your Retained Cash Salary, and your Retained Cash Salary will continue to be paid to you in accordance with the Company’s standard payroll practices. “Retained Cash Salary” means the minimum cash salary that is required to be paid to you in compliance with applicable law.

Except as provided by this letter, your Employment Agreement shall remain in full force and effect and is hereby ratified and confirmed, and the execution, delivery and performance of this letter shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any party under your Employment Agreement. This letter supersedes all prior oral or written understandings, discussions or agreements that cover the subject matter of this letter.

This letter may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement, and shall become effective when signed and delivered by each of the Company and you. A manual signature on this letter whose image shall have been transmitted electronically will constitute an original signature, and delivery of copies of this letter by electronic transmission will constitute delivery of this letter, for all purposes.

info@ftcsolar.com 866-FTC-Solar ftcsolar.com
© 2020 FTC Solar, Inc.	DOC: 01-T-001-B

Please confirm your agreement to the above by signing and returning this letter to the Company.

info@ftcsolar.com 866-FTC-Solar ftcsolar.com
© 2020 FTC Solar, Inc.	DOC: 01-T-001-B

Sincerely,

/s/ Sean Hunkler

Sean Hunkler
Chief Executive Officer

FTC Solar, Inc.

Acknowledged and Accepted:

By: _/s/ Phelps Morris____________ __

Name: Phelps Morris

info@ftcsolar.com 866-FTC-Solar ftcsolar.com
© 2020 FTC Solar, Inc.	DOC: 01-T-001-B